Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

reAlpha Tech Corp.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share (3)	457(o)	-	-	-
Fees to Be Paid	Equity	Preferred Stock, $0.001 par value per share (4)	457(o)	-	-	-
Fees to Be Paid	Other	Warrants (5)	457(o)	-	-	-
Fees to Be Paid	Other	Subscription Rights	457(o)	-	-	-
Fees to Be Paid	Other	Units (6)	457(o)	-	-	-
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	-	-	$75,000,000	0.0001531	$11,482,50
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$75,000,000		$11,482.50
	Total Fees Previously Paid							$-
	Total Fee Offsets							-
	Net Fee Due							$11,482.50

(1)	The amount to be registered consists of up to $75,000,000 of an indeterminate amount of common stock, preferred stock, warrants, subscription rights and/or units. This registration statement also covers shares of common stock or other securities of the Registrant that may be issued upon exercise of warrants and subscription rights or conversion of preferred stock. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transactions. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)	The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.

(3)	Includes such indeterminate amount of common stock as may be issued from time to time at indeterminate prices or upon conversion of preferred stock registered hereby, or upon exercise of warrants and/or subscription rights registered hereby, as the case may be.

(4)	Includes such indeterminate amount of preferred stock as may be issued from time to time at indeterminate prices or upon conversion of preferred stock registered hereby, or upon exercise of warrants and/or subscription rights registered hereby, as the case may be.

(5)	Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock or preferred stock registered hereby.

(6)	Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered pursuant to this registration statement, which may or may not be separable from one another.